Schedule 14A
(Rule 14a-101)
Information Required in Proxy Statement

                           SCHEDULE 14A
                          (Rule 14a-101)
               INFORMATION REQUIRED IN PROXY STATEMENT

                      SCHEDULE 14A INFORMATION
      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
              EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the registrant  X
Filed by a party other than the registrant
Check the appropriate box:
    Preliminary proxy statement
 X  Definitive proxy statement
    Definitive additional materials
    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Old Second Bancorp, Inc.
            (Name of Registrant as Specified in Its Charter)

             Stathy Panopoulos, Chapman and Cutler, 312/845-2992
                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

X Fee paid previously with preliminary materials.

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

   (2) Form, schedule or registration statement no.:

   (3) Filing party:

   (4) Date filed:

________________
(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                        LOGO


   Notice of Annual Meeting of Stockholders to be Held March 12, 1996

               To the Stockholders of Old Second Bancorp, Inc.:

The Annual Meeting of Stockholders of Old Second Bancorp, Inc., will be held on Tuesday, March 12, 1996 at 11:00 a.m. at the Corporation's premises at 37 South River Street, Aurora, Illinois, for the following purposes:

    1. The election of six directors to serve for a term of three years each, the Board of Directors' nominees being listed in the Proxy Statement;

    2. The ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants for the fiscal year ended December 31, 1996;

    3. The amendment of the Corporation's Certificate of Incorporation to increase the number of its authorized shares of Common Stock from 3,500,000 to 6,000,000 shares, without par value; and

    4. The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors of the Corporation has fixed the close of business on February 2, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and at any and all adjournments thereof.


                                 By Order of the Board of Directors




                                 James Benson
                                 Chairman and
                                 Chief Executive Officer

Aurora, Illinois
February 9, 1996

                               Your Vote is Important
Even if you plan to attend the meeting in person, please date, sign, and return your proxy in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

                     Old Second Bancorp, Inc.
      37 South River Street / Aurora, IL  60507 /(708)892-0202

                         Proxy Statement

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Old Second Bancorp, Inc., a Delaware corporation (the "Corporation"), 37 South River Street, Aurora, Illinois 60507, of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held at the Corporation's premises at 37 South River Street, Aurora, Illinois on March 12, 1996 at 11:00 a.m., Central Standard Time, and at any and all adjournments thereof.

A form of proxy is enclosed for use at the meeting. If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Stockholders attending the meeting may, on request, vote their own shares even though they had previously sent in a proxy. Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted: (i) for the election of the nominees for director named below; (ii) for the ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants for the fiscal year ended
December 31, 1996; (iii) for the amendment of the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock, without par value; and (iv) in the discretion of the named proxies upon such other matters as may properly come before the meeting or at any adjournment or adjournments thereof.

In order to be elected a director, a nominee must receive a plurality of the votes cast at the meeting for the election of directors. Since the six nominees receiving the largest number of affirmative votes will be elected, shares represented by proxies which are marked "withhold authority" or "abstain" will have no effect on the outcome of the election. Approval of each of the other matters requires the affirmative vote of at least a majority of the votes cast at the meeting on such matter. Shares represented by proxies which are marked "abstain" as to any such matter will be counted as votes cast, which will have the same effect as a negative vote on such matter. Proxies relating to "street name" shares which are not voted by brokers on one or more, but less than all, matters will be treated as shares present for purposes of determining the presence of a quorum but will not be treated as votes cast as to such matter or matters not voted upon.

A copy of the Corporation's Annual Report for the fiscal year ended
December 31, 1995, which includes certified financial statements, has been previously mailed to you. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this Proxy Statement by reference. This Proxy Statement was mailed to stockholders on or about February 9, 1996.


         Voting Securities and Principal Holders Thereof


Only holders of Common Stock of record at the close of business on February 2, 1996 will be entitled to vote at the Annual Meeting of Stockholders. At such date, the Corporation had outstanding 2,350,165 shares of Common Stock without par value. Each share of Common Stock entitled the holder to one vote upon each matter to be voted at the meeting.

To the best knowledge of the Corporation, no person, other than the persons shown below and the Trust Department of The Old Second National Bank of Aurora ("Old Second") owned beneficially more than 5% of the outstanding voting securities of the Corporation as of December 31, 1995.


                                      Number and Percent of
Name and Address                      Shares Beneficially Owned

Old Second, as trustee for the    120,328 shares (5.12%) of the
J. Carl Schmitz marital and       Corporation's Common Stock is
residual trusts 37 South River    held in the name of the J. Carl
Street, Aurora, Illinois 60507    Schmitz marital and residual
                                  trusts for the benefit
                                  of Genevieve P. Schmitz, and
                                  James Carl Schmitz. Genevieve P.
Genevieve P. Schmitz              Schmitz has the power to direct
Villa San Marcos                  the voting of all such shares.
4201 North 78th Place
Scottsdale, Arizona 85251


Old Second Bancorp, Inc.          194,906 shares (8.29%) of the
Profit Sharing Plan and Trust     Corporation's Common Stock
37 South River Street
Aurora, Illinois 60507

As of December 31, 1995, Old Second held in its Trust Department, in various fiduciary capacities (other than as trustee of the Corporation's Profit Sharing Plan and Trust and the J. Carl Schmitz marital and residual trusts), 151,904 shares of the Corporation's Common Stock (6.46%). Old Second had full voting responsibility with respect to 139,553 of such shares (5.94%) of the total outstanding shares and no voting responsibility with respect to the remaining shares. Old Second had full investment power with respect to 105,145 shares (4.47%) and shared investment power with respect to 26,937 shares (1.15%).

The following table sets forth information as of December 31, 1995, with respect to the ownership of shares of the Corporation's Common Stock held by each director, director nominee and each executive officer and all directors, director nominees and executive officers of the Corporation as a group based upon information received from such persons. Beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest.


                                   Corporation Common Stock
                                   Beneficially Owned
                                ------------------------------
                                    Number of Shares      (%)*
Name

Walter Alexander                        13,914            (0.59%)
James Benson                            47,272            (2.01%)
Ronald J. Carlson                        6,889            (0.29%)
Marvin Fagel                               500            (0.02%)
Joanne Hansen                            1,050            (0.04%)
Kenneth Lindgren                         6,853            (0.29%)
Jesse Maberry                            4,420            (0.19%)
Gary McCarter                              553            (0.02%)
D. Chet McKee                            2,333            (0.10%)
William Meyer                            4,566            (0.19%)
Alan J. Rassi                            1,000            (0.04%)
Larry Schuster                          10,960            (0.47%)
William B. Skoglund                      5,526            (0.24%)
George Starmann III                      2,200            (0.09%)

All Directors, Director Nominees,
and Executive Officers as a group
Officers as a group (14 persons)       108,036            (4.60%)


--------------------------------
*Includes ownership of securities by spouse (even though any beneficial interest is disclaimed), and in the Corporation's Profit Sharing Plan and Trust and the Corporation's Salary Savings Plan.

                      Election of Directors

Under the Corporation's Certificate of Incorporation, the Board of Directors is divided into three classes, approximately equal in number. Each year the stockholders will be asked to elect the member of a class for a term of three years. The six nominees named below have been recommended for election as Directors for a term ending at the Annual Meeting in 1999 or until their successors are elected.

The Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any such nominees are not available for election, proxies may be voted for the election of other persons selected by the Board of Directors.


                       Director Nominees

Name                     Age        Principal Occupation 1,2

James Benson             65         Chairman of the Board and CEO
                                    of the Corporation (1971)

Marvin Fagel             48         President, Aurora Packing
                                    Company, and Chairman of
                                    the Board and CEO, New City
                                    Packing Company, a meat
                                    packing company

Joanne Hansen            55         President, Furnas Foundation,
                                    Inc., a charitable
                                    foundation (1993)

Kenneth Lindgren         55         President, Daco Incorporated,
                                    contract manufacturer
                                    of machined components (1990)

Jesse Maberry            52         Treasurer, Aurora Bearing
                                    Company, manufacturer of
                                    rod end and spherical
                                    bearings (1985)

Alan J. Rassi            55         Vice President and General
                                    Manager, Caterpillar,
                                    Inc., construction equipment
                                    manufacturer (1987)


1) Each director nominee has been employed in his principal occupation with the same organization or other responsible position with the same organization for at least the last five years, or is retired after having served in responsible positions with the organization indicated.

2) The date shown in parentheses refers to the year originally elected or appointed to the Board of Old Second or the Corporation. Pursuant to a reorganization in 1982, Old Second became a wholly-owned subsidiary of the Corporation. Each director has served continuously since the date indicated.


                     Continuing Directors
Name                     Age        Principal Occupation 1, 2

Walter Alexander (4)      61        President, Alexander Lumber
                                    Co., lumber and building material
                                    sales (1976)

Ronald J. Carlson (3)     60        President, COO, CFO, and
                                    Secretary of the Corporation,
                                    Vice President and CFO of Old
                                    Second (1987)

Gary McCarter (3)         59        Vice President, Farmers
                                    Group, Inc., an insurance
                                    company (1988)

D. Chet McKee (3)         56        President, Copley Memorial
                                    Hospital (1978)

William Meyer (4)         48        President, William F. Meyer
                                    Co., a wholesale plumbing
                                    supply company (1995)

Larry Schuster (4)        55        Chairman, Westside
                                    Mechanical, Inc., mechanical
                                    contractor (1990)

William B. Skoglund (4)   45        Vice President and Assistant
                                    Secretary of the
                                    Corporation, President and
                                    CEO of Old Second (1992)

George Starmann III (4)   52        Vice President of the
                                    Corporation, Executive Vice
                                    President and Senior Trust
                                    Officer of Old Second
                                    (1995)


1) Each director has been employed in his principal occupation with the same organization or other responsible position with the same organization for at least the last five years, or is retired after having served in responsible positions with the organization indicated, except for George Starmann III who prior to 1993 was Executive Vice President and Senior Trust Officer at Banc One, La Grange, Illinois.

2) The date shown in parentheses refers to the year originally elected or appointed to the Board of Old Second or the Corporation. Pursuant to a reorganization in 1982, Old Second became a wholly-owned subsidiary of the Corporation. Each director has served continuously since the date indicated.

3) Serves as director until 1997.

4) Serves as director until 1998.

Walter Alexander, a director of the Corporation, is also a director of Mosinee Paper Corporation, a corporation with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the reporting requirements of Section 15(d) of that Act or registered as an investment company under the Investment Company Act of 1940.

Upon attaining age 70, an elected director would assume the status of a Senior Director for a period of three years. Every Senior Director has a right to attend all Board of Director meetings and Board of Director Committee meetings to which they are appointed and to participate in all discussions during such meetings. However, a Senior Director does not have the right to vote on any matter.

The Board of Directors of the Corporation has established Audit and Nominating Committees, as well as other Committees, to assist it in the discharge of its responsibilities. The principal responsibilities of the Audit and Nominating Committees are described below. The members of each Committee serve on the respective Committees during the period between annual stockholders' meetings. The Corporation does not have a Compensation Committee, since compensation levels are determined by the Board of Directors of each subsidiary of the Corporation. The Corporation's executive officers also are executive officers of Old Second, and are compensated by Old Second rather than the Corporation; accordingly, their compensation is determined and approved by the Compensation Committee and Board of Directors of Old Second.

The members of the Corporation's Audit Committee during 1996 were Messrs. Alexander, McCarter, McKee, and Schuster. Each year, such Committee recommends to the Board the appointment of a firm of independent accountants to examine the books of the Corporation. It reviews with representatives of the independent accountants the auditing arrangement and scope of the independent accountants' examination of the books, results of those audits, their fees, and any problems identified by the independent accountants regarding internal controls, together with their recommendations. The Committee also reviews with the Corporation's internal auditors any problems identified by them regarding internal controls and their recommendations. The Committee is also prepared to meet privately at any time at the request of the independent accountants, the internal auditors, or members of the Corporation's management to review any special situation arising on any of the above subjects. The Committee met six times during 1995.

The members of the Corporation's Nominating Committee during 1995 were Messrs. Alexander, Benson, Carlson, Maberry, McKee, Schuster, Skoglund, Starmann, and, prior to attaining mandatory retirement age in August 1995, Mr. Edward Schmitt. The Committee reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating Committee will consider suggestions from all sources, including stockholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Corporation. The Committee met twice during 1995.

The Board of Directors of the Corporation held 12 meetings during 1995. Actions taken by any Committee of the Board are reported to the Board of Directors, usually at its next meeting. During 1995 all of the directors attended at least 75% of the aggregate of the Corporation's Board of Directors meetings and meetings of the committees on which they served.

All persons who serve as directors of the Corporation also serve as directors of Old Second. No fees are paid by the Corporation to the directors in their capacity as directors of the Corporation, and no fees are paid by Old Second to inside directors in their capacity as directors of Old Second. During 1995, Old Second paid directors' fees to outside directors consisting of a $3,500 annual retainer fee, $250 for each Board of Director meeting attended, and $200 for each Committee meeting attended.

                               Executive Compensation

    The following table sets forth information with respect to compensation for services in all capacities paid by the Corporation for the fiscal years ended December 31, 1995, 1994, and 1993, to those persons who were at December 31, 1995; (i) the chief executive officer and (ii) the other executive officers of the Corporation whose annual salary exceeded $100,000.


                       Summary Compensation Table

                                Annual          Long-Term
                                Compensation    Compensation

                                                Awards

                                                Securities
Name and                                        Underlying   All Other
Principal Position     Year     Salary ($)1     Options (#)  Compensation ($)2
James Benson           1995     $268,695          2,600           $16,904
Chairman and Chief     1994      254,540            --             15,830
Executive Officer      1993      240,325            --             15,623
of the Corporation

Ronald J. Carlson      1995     $208,135          2,400           $13,584
President, Chief       1994      194,885            --             12,671
Operating Officer      1993      183,623            --             11,742
and Chief Financial
Officer and Secretary
of the Corporation
Vice President and
Chief Financial Officer
of Old Second

William B. Skoglund    1995     $156,565          2,200           $11,611
Vice President and     1994      146,565            --             10,626
Assistant Secretary    1993      135,338            --              9,538
of the Corporation
President and Chief
Executive Officer
of Old Second




                         Summary Compensation Table (continued)

                                Annual         Long-Term
                                Compensation   Compensation

                                               Awards

                                               Securities
Name and                                       Underlying     All Other
Principal Position     Year     Salary ($)1    Options (#)    Compensation ($)2

George Starmann III    1995     $149,465          2,000           $9,446
Vice President of      1994      140,775            --             3,815
the Corporation        1993      131,555            --                 0
Executive Vice
President and
Senior Trust Officer
of Old Second


1) Salary amounts for Messrs. Benson and Carlson include director's fees received from the Corporation's subsidiary banks other than Old Second in the amount of $15,900, $13,125, and $12,850 for Mr. Benson and $15,700,
$12,925, and $12,650 for Mr. Carlson for the years 1995, 1994, and 1993, respectively.

2) The amounts shown represent the contribution to the Corporation's qualified Profit Sharing Plan and Trust in the amounts of $8,250, $8,250, $8,250, and $8,221 for Messrs. Benson, Carlson, Skoglund, and Starmann, respectively;
to the Corporation's Salary Savings Plan in the amounts of $3,000, $3,000, $3,000, and $1,225 for Messrs. Benson, Carlson, Skoglund, and Starmann, respectively, as vested and accrued during 1995; and, to the Corporation's nonqualified Supplemental Executive Retirement Plan ('SERP') in the amounts of $5,654, $2,334, and $361 for Messrs. Benson, Carlson, and Skoglund, respectively. No amounts were paid or distributed pursuant to the plans to the named individuals during 1995, 1994, or 1993.

                               Option Grants

The following table provides information about stock options granted during 1995.


                         Option Grants in Last Fiscal Year*


                                       Individual Grant       Potential
                                                              Realizable Value
                       Percent of                             at Assumed Annual
                       Total Options                          Rates of Stock
                       Granted to     Exercise                Price Appreciation
           Options     Employees      Price       Expiration  For Option Term
Name       Granted (#) in Fiscal Year ($/Share)   Date        5%       10%

James        1,300       18.31%         $39.00     07/10/05  $31,885   $80,803
Benson       1,300                       46.00     12/11/05   37,608    95,306

Ronald J.    1,200       16.90%          39.00     07/10/05   29,432    74,587
Carlson      1,200                       46.00     12/11/05   34,715    87,975

William B.   1,100       15.49%          39.00     07/10/05   26,980    68,372
Skoglund     1,100                       46.00     12/11/05   31,822    80,643

George       1,000       14.08%          39.00     07/10/05   24,527    62,156
Starmann III 1,000                       46.00     12/11/05   28,929    73,312



*Messrs. Benson, Carlson, Skoglund, and Starmann received one-half of their total options awarded for the 1995 fiscal year on 7/11/95 and one-half on 12/10/95. One-third of the options granted vest and become exercisable on each of the first three anniversaries of their grant date.

              Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors of Old Second has furnished the following report on executive compensation.

The Corporation's executive officers are also executive officers of Old Second and are compensated by Old Second (not the Corporation); accordingly, their compensation is determined and approved by the Compensation Committee and Board of Directors of Old Second. The members of the Compensation Committee and Board of Directors of Old Second are Directors of both the Corporation and Old Second. The members of the Compensation Committee during 1995 were Walter Alexander, Gary McCarter, and Alan Rassi. Although the executive officers are compensated by Old Second and their compensation is determined by the Compensation Committee of Old Second, their scope of authority for management of the Corporation, as well as Old Second, is an important consideration by the Committee when establishing compensation.


                Compensation Philosophy and Overall Objectives

The Corporation's mission is to maximize stockholder value over the long term. To accomplish this mission, the Corporation has developed a comprehensive business strategy that emphasizes superior financial products and customer services. The Corporation believes its executive compensation program should motivate its executives to both individually and collectively take actions that support the attainment of this mission.

The program of executive compensation is intended to reflect the following stated executive compensation policies:

    The program of executive compensation should strengthen the relationship between pay and performance by providing compensation that is dependent upon the level of success in meeting specified Corporate goals.

    Compensation opportunities should enhance the Corporation's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Corporation depends.

    Each program element should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities should allow the Corporation to maintain a stable, successful management team.

                     Elements of Executive Compensation

                             (a) Base Salaries

Annually, the Compensation Committee reviews each executive's base salary. It is the Corporation's philosophy that base salaries offer security to executives and allow the Corporation to attract competent executive talent and maintain a stable management team. The Compensation Committee of Old Second targets base salaries at market levels, though compensation may be adjusted above or below the median based on company performance. Initially, base salaries are determined by evaluating an executive's level of responsibility, prior experience, education, breadth of knowledge, internal performance objectives, and competitive compensation programs for senior executives at comparable banks.

Adjustments to base salaries are driven primarily by corporate performance measured primarily in terms of earnings per share, return on equity and assets, and enhancement of book value per share. When measuring individual performance, the Compensation Committee considers the executive's efforts in achieving established financial and business objectives, managing and developing employees, and enhancing long-term relationships with customers.

As reflected in the Summary Compensation Table, the Chief Executive Officer's (Mr. Benson's) base salary was increased in 1995. In determining Mr. Benson's base salary in 1995, the Compensation Committee considered the Corporation's financial performance for the year, Mr. Benson's individual performance, and his long-term contributions to the success of the Corporation. The Compensation Committee also compared Mr. Benson's base salary to the base salaries of bank CEOs from various data sources. Overall, salary increases for the three additional senior executives were at a rate comparable to the increases provided to similar executives at other banks, as shown by the survey data.

                               (b) Stock Options

To establish a link between compensation and management's performance in creating value for shareholders, top level management employees were granted stock options during 1995 pursuant to the Company's Long-Term Incentive Plan as approved by shareholders in 1994. To reinforce the Company's long-term perspective and to help retain valued executives, these options vest ratably over the three-year period following grant. Options are issued at the market value of Company shares on the date of grant, thus providing reward only for future stock price appreciation. Future grants of option awards are expected to be reviewed on an annual basis.

The 1995 grant of stock options to Mr. Benson was determined primarily by comparing the long-term incentive opportunities awarded to CEOs at various banks of similar size. Mr. Benson, as well as other top level management employees, received a stock option grant comparable to the long-term incentive opportunity granted to individuals with the same or similar position at these banks.

             (c) Benefits, Qualified Savings Plans, and Perquisites

Benefits offered to key executives serve a different purpose than does base salary and other elements of compensation. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. Benefits offered to key executives, including those provided to the Corporation's CEO are generally those offered to the general employee population with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits.

All full-time employees, including Mr. Benson, are eligible to participate in the Corporation's 401-K Savings Plan, Profit Sharing Plan, and a tax-qualified Pension Plan, subject to regulatory limits. The pension plan targets a 50% pay replacement, integrated with the participant's social security benefits, at normal retirement age following a full career of service. The 401(k) savings program authorizes a maximum voluntary salary deferral of up to 10% (with a partial company match), subject to statutory limitations. The profit sharing arrangement provides an annual discretionary contribution to the retirement account of each employee based in part on the bank's profitability in a given year, and on each participant's rate of base salary. Participation in these qualified savings plans is likewise offered to the eligible general employee population. Benefits under these plans, taken as a whole, are competitive with comparable banks and bank holding companies.

           Policy With Respect to the $1 Million Deduction Limit

Recently enacted Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Compensation Committee has carefully considered the impact of this new tax code provision and has determined that it is unlikely to affect the deductibility of compensation paid to executive officers.

                                  Conclusion

The Compensation Committee believes these executive compensation policies and programs effectively serve the interests of stockholders and the Corporation. The Compensation Committee believes these policies motivate executives to contribute to the Corporation's overall future successes, thereby enhancing the value of the Corporation for the stockholders' benefit.

       Compensation Committee of the Board of Directors of Old Second

Mr. Walter Alexander
Mr. Gary McCarter
Mr. Alan Rassi

                               Employment Agreement

Effective January 2, 1996, Mr. Benson retired as CEO of Old Second and was replaced by Mr. Skoglund. However, for an initial period of one year, Mr. Benson will continue in his position as Chairman of the Board of the Corporation and will retain the title of CEO of the Corporation. During this initial one-year period, Mr. Benson will continue to serve on the Board Committees of banks in the holding company, will participate in exit interviews with regulatory examiners, and will be available to bank management as a consultant. In exchange for these and other services, Mr. Benson will receive a fee of $48,000.


                 Comparison of Five-Year Cumulative Total Return*
            Old Second Bancorp, Inc.; S&P 500; and Custom Peer Group


Measurement Period
(Fiscal Year Covered)   Old Second Bancorp   S&P 500   Custom Peer Group
---------------------   ------------------   -------   -----------------
December 90             100.00               100.00    100.00
December 91             131.69               130.34    119.97
December 92             154.44               140.25    168.89
December 93             205.62               154.32    211.53
December 94             215.61               156.42    215.29
December 95             248.24               214.99    262.71


*Total return assumes reinvestment of dividends on a quarterly basis.

The above graph represents the five-year cumulative total stockholder return for the Corporation, the S&P 500 Composite Index, and the Custom Peer Group. The companies in the Custom Peer Group are: First Oak Brook Bancshares Inc.; Heritage Financial Services Inc.; Merchants Bancorp Inc.; Northern States Financial Corporation; Pinnacle Banc Group Inc.; Premier Financial Services Inc.; Princeton National Bancorp Inc.; and Todays Bancorp Inc.

                               Pension Plan

All full-time employees of the Corporation's subsidiary banks who have completed one year of service are eligible for participation in the Corporation's Pension Plan and the remuneration credited each participant includes all direct salaries and wages paid. Generally speaking, retirement benefits are based on final average monthly earnings during the highest five consecutive years of employment during the last ten years before retirement and integrates with a portion of the Primary Social Security Benefit payable to the participant. A participant receives monthly the amount calculated under the following formula: the monthly average of the 60 highest paid consecutive months out of the final ten years of employment times the sum of (i) 1-2/3% times the number of years of credited service up to a maximum of 30, and (ii) 1/2% times each year of credited service over 30 years; less one-half the Primary Social Security Benefit payable to the participant. The following table illustrates the annual amount of retirement income available under both the Corporation's Pension Plan and SERP (after deducting 1/2 of the social security benefit, but without limiting the retirement benefits for the single plan defined benefit limit of Section 415(c), for the combined plan Section 415 limits, and for the includible compensation limitation of Section 401(a)(17) of the Internal Revenue Code (the Code) from such plan for a person 65 years of age in specified average earnings and years of service classification. The SERP restores benefits lost under the Pension Plan due to the limits imposed under Sections 401(a)(17) and 415 of the Code. The objective of the SERP is to permit those employees who are affected by the limitations of Code Sections 401(a)(17) and 415 to receive the same benefit they would have received under the Pension Plan but for the limitations imposed by the Code.

In certain cases, a participant's actual benefit may be less than that provided below:


Covered                               Years of Service
Compensation      15         20         25         30          35         40
$15,000        $ 2,250    $ 3,000    $  3,750   $  4,500    $ 5,250 $  6,000
 25,000          3,750      5,000       6,250      7,500      8,750   10,000
 35,000          5,471      7,295       9,118     10,942     12,250   14,000
 50,000          8,924     11,899      14,873     17,848     19,098   20,348
 75,000         15,006     20,008      25,010     30,012     31,887   33,762
100,000         21,256     28,341      35,427     42,512     45,012   47,512
125,000         27,506     36,675      45,843     55,012     58,137   61,262
150,000         33,756     45,008      56,260     67,512     71,262   75,012
175,000         40,006     53,341      66,677     80,012     84,387   88,762
200,000         46,256     61,675      77,093     92,512     97,512  102,512
225,000         52,506     70,008      87,510    105,012    110,637  116,262
250,000         58,756     78,341      97,927    117,512    123,762  130,012
275,000         65,006     86,675     108,343    130,012    136,887  143,762
300,000         71,256     95,008     118,760    142,512    150,012  157,512



Covered compensation under the pension formula and the respective years of credited service as of December 31, 1995 for the executive officers named in the cash compensation table are as follows: James Benson, $252,795 (37 years); Ronald J. Carlson, $192,435 (16 years); William B. Skoglund, $156,565
(23 years); and George Starmann III, $149,465 (2 years).


          Compensation Committee Interlocks and Insider Participation

Directors, director nominees, and executive officers of the Corporation and their associates were customers of, and had transactions with, the Corporation and its subsidiaries in the ordinary course of business during 1995. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships, in the opinion of management, were made on substantially the same terms, including interest rates, collateral, and repayment terms on extensions of credit, as those prevailing at the time for comparable transactions with other persons and in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

         Proposal to Increase the Number of Authorized Shares

The Corporation proposes to amend Article 4 of its Certificate of Incorporation to increase the number of its authorized shares of Common Stock. The Corporation proposes to increase the number of authorized shares of Common Stock from 3,500,000 to 6,000,000 shares.

As of February 2, 1996, the Corporation had 2,350,165 shares issued and outstanding and had 100,000 shares reserved for issuance. If this proposal is adopted by shareholders, the Corporation will then have 3,549,835 shares available for issuance.

The Corporation does not have any current plans to issue any shares of Common Stock other than in connection with the Old Second Bancorp Long-Term Incentive Plan.

The Board of Directors of the Corporation has determined that it is in the best interests of the Corporation to have additional shares of Common Stock authorized and available for issuance as the need arises for possible future financing transactions, acquisitions, asset purchases, stock dividends or splits, issuances under employee benefit plans, and for other general corporate purposes. Such shares will be issuable by the Corporation generally without further authorization by the stockholders on such terms as the Board of Directors may lawfully determine. The effect of the authorization and issuance of additional shares of Common Stock (other than on a pro rata basis among holders of Common Stock) would be to dilute the present voting power of the holders of Common Stock. Stockholders presently do not have preemptive rights. Although it is not intended to be an anti-takeover measure, the increase in authorized shares of Common Stock with a subsequent issuance of such shares could impede a potential takeover by, among other things, (1) diluting the stock ownership of persons attempting to gain control of the Corporation and (2) issuing securities to individuals or entities favorable to management. The par value, designations, preferences, relative rights, limitations, or restrictions of the authorized Common Stock of the Corporation will remain unchanged.

Upon effectiveness of the amendment to increase the number of authorized shares of Common Stock, the Corporation will have 6,000,000 shares of Common Stock, without par value per share, and authorized and available for issuance.

The Board of Directors currently believes that the authorized, unissued shares of Common Stock of the Corporation which will remain after amendment of the Corporation's Certificate of Incorporation as proposed in these proxy materials will be sufficient for the Corporation's capital and other needs for the foreseeable future.

The Board of Directors recommends that the stockholders vote FOR the amendment of the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock.

                      Independent Accountants

Ernst & Young, L.L.P. ("Ernst & Young") has been selected by the Corporation to be the Corporation's independent accountants for the fiscal year ended December 31, 1996. The Board of Directors will propose the adoption of a resolution at the Annual Meeting ratifying and approving the selection of Ernst & Young. Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to the appropriate questions.

On February 3, 1995, the Corporation notified its previous independent accountants, Coopers & Lybrand, L.L.P. (Coopers & Lybrand) that
Coopers & Lybrand would not be retained as the Company's independent accountants for the 1995 fiscal year. The decision to change independent accountants was recommended by the Corporation's Audit Committee and approved by the Board of Directors. Representatives of Coopers & Lybrand are not expected to be present at the Annual Meeting of Stockholders.

Coopers & Lybrand's reports on the Corporation's financial statements during the two most recent fiscal years in which Coopers & Lybrand was retained contained no adverse opinion or a disclaimer of opinions, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During those two fiscal years, there were no disagreements between the Corporation and Coopers & Lybrand on any matters of accounting principles, financial statement disclosure, or auditing scope or procedure.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934 (Regulation S-K) occurred during those two fiscal years. In addition, during those two fiscal years, the Corporation did not consult Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Board of Directors recommends that the stockholders vote FOR the above proposal.

                           Stockholder Proposals

Proposals of stockholders to be included in the Corporation's Proxy Statement for the March 1997 Annual Meeting of Stockholders must be received by the Corporation at its executive office no later than November 1, 1996.

                                General

The cost of this proxy solicitation will be borne by the Corporation. Solicitation will be made primarily through the use of the mail, but officers, directors, or regular employees of the Corporation may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, the Corporation will reimburse brokerage houses and other custodians, nominees, or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owner of such shares.

As of the date of this Proxy Statement, management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.


                                          By Order of the Board of Directors




                                                               James Benson
                                                               Chairman and
                                                    Chief Executive Officer

Aurora, Illinois
February 9, 1996

                   Proxy for Annual Meeting of Stockholders
                             on March 12, 1996

                            Old Second Bancorp, Inc.
                               Aurora, Illinois

     The undersigned hereby appoints Alan J. Rassi, Townsend Way,Jr., and Clarence Ruddy, or any one of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said Corporation to be held at the Corporation's premises at 37 South River Street, Aurora, Illinois on the 12th day of March 1996, at 11:00 a.m., Central Standard Time, and at any and all adjournments thereof:

(1)  Election of Directors

     __For all nominees listed    __WITHHOLD AUTHORITY   __ABSTAIN
       below (except as marked
       to the contrary)

     (INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
      INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S
      NAME IN THE LIST BELOW).

      James Benson, Marvin Fagel, Joanne Hansen, Kenneth Lindgren, Jesse Maberry, Alan J. Rassi

(2) Ratification and approval of the selectin of Ernst & Young, L.L.P. as the Corporation's independent accountants.

     __FOR                 __AGAINST             __ABSTAIN

(3) Amendment of the Corporation's Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 3,500,000 to 6,000,000 shares, without par value.

     __FOR                __AGAINST             __ABSTAIN

(4) In their discretion on such other matters as may properly come before the meeting or at any adjournment or adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED FOR DIRECTORS, FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF ERNST & YOUNG, L.L.P. AS
INDEPENDENT ACCOUNTS, AND FOR THE AMENDMENT OF THE CORPORATION'S CERTIFICATE OF INCORPORATION.


DATED______________________    ________________________

                               ________________________
                               Stockholder's Signature-
                               please sign name exactly
                               as imprinted below. (Do not
                               print.)

                               PLEASE INDICATE ANY CHANGE OF
                               ADDRESS

NOTE: Executors, administrators, trustees, and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

           PLEASE DATE, SIGN, AND RETURN THIS PROXY